Exhibit 4.30

Dated        January 2016

PARAGON SHIPPING INC.

as Borrower

-and-

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

-and-

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

-and-

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

as Arranger, Agent and Security Trustee

FIFTH SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 30 March 2009 (as amended)

for a term loan facility of up to US$30,000,000

secured against m.v. “KIND SEAS”

CONSTANT & CONSTANT

149 Karaiskou Street

185 38 Piraeus

Greece

INDEX

Clause		Page

1	DEFINITIONS	1

2	REPRESENTATIONS AND WARRANTIES	2

3	AGREEMENT OF THE CREDITOR PARTIES	3

4	CONDITIONS	3

5	VARIATIONS TO Loan AGREEMENT	4

6	UNSECURED PIK NOTE	5

7	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS	6

8	EXPENSES	6

9	NOTICES	6

10	APPLICABLE LAW	6

11	third party rights	7

EXECUTION PAGES		8

SCHEDULE 1 LENDERS AND COMMITMENTS		10

SCHEDULE 2 SWAP BANKS		11

Schedule 3 Form of Confirmation		12

Schedule 4 Form of PIK NOTE CERTIFICATE		13

THIS FIFTH SUPPLEMENTAL AGREEMENT dated     January 2016 and made

BETWEEN:

(1)	PARAGON SHIPPING INC. as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as Lenders;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2 as Swap Banks; and

(4)	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND as Arranger, Agent and Security Trustee,

IS SUPPLEMENTAL to a Loan Agreement dated 30 March 2009 as amended by a first supplemental agreement dated 23 March 2010, three side letters dated 23 December 2011, 27 September 2012 and 25 July 2014 respectively, a second supplemental agreement dated 28 November 2012, a third supplemental agreement dated 30 September 2014 and a fourth supplemental agreement dated 28 May 2015 (together, the “Loan Agreement”) made between (i) the Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) the Arranger, (v) the Agent and (vi) the Security Trustee pursuant to which the Lenders made available to the Borrower a term loan facility of up to Thirty Million United States Dollars ($30,000,000) upon the terms and for the purposes therein specified. The current amount of the Loan outstanding is $7,825,000 together with all accrued but unpaid interest on the Loan.

WHEREAS:

(a)	the Lenders, the Swap Banks, the Arranger, the Agent and the Security Trustee have agreed to give their consent, subject to the terms and conditions herein contained, to (amongst other things) the sale of m.v. “KIND SEAS”, the application of the sale proceeds in reduction of the Loan and the conversion of the part of the remaining balance of the Loan into an unsecured PIK Note, upon the terms and conditions set out herein;

(b)	as at the date hereof, the Borrower has failed to pay an interest payment of US$18,114.29 due to the Lenders on 30 November 2015.

NOW THEREFORE IT IS HEREBY AGREED

1	DEFINITIONS

1.1	Words and expressions defined in the Loan Agreement (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this Fifth Supplemental Agreement.

1.2	In this Fifth Supplemental Agreement, unless the context otherwise requires:

“MOA” means the memorandum of agreement dated 1 December 2015 for the sale of the Vessel made between the Corporate Guarantor as seller and Samios Shipping S.A. as buyer, together with all addenda thereto;

“Mortgage” means the first preferred Marshall Islands mortgage over the Vessel dated 31 March 2009, as amended by the first mortgage addendum dated 23 March 2010, the second mortgage addendum dated 28 November 2012, the third mortgage addendum dated 30 September 2014 and the fourth mortgage addendum dated 28 May 2015, each executed by the Corporate Guarantor in favour of the Security Trustee;

“PIK Note” means the unsecured Payment-In-Kind Note in favour of the Security Trustee created pursuant to the provisions of Clause 6 hereof;

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“Vessel” means m.v. “KIND SEAS” registered under Marshall Islands flag in the ownership of the Corporate Guarantor.

1.3	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this Fifth Supplemental Agreement. References to Clauses are to clauses of this Fifth Supplemental Agreement save as may be otherwise expressly provided in this Fifth Supplemental Agreement.

2	REPRESENTATIONS AND WARRANTIES

2.1	The Borrower hereby represents and warrants to the Creditor Parties that, as at the date of this Fifth Supplemental Agreement, the representations and warranties set forth in clause 10 of the Loan Agreement, except for clauses 10.3 and 10.10 (updated mutatis mutandis to the date of this Fifth Supplemental Agreement) are true and correct as if all references therein to “this Agreement” were references to the Loan Agreement as further amended by this Fifth Supplemental Agreement.

2.2	The Borrower hereby further represents and warrants to the Creditor Parties that as at the date of this Fifth Supplemental Agreement:

(a)	it is duly formed and validly existing and in goodstanding under the laws of the country of its incorporation and has full power to enter into and perform its obligations under this Fifth Supplemental Agreement to which it is a party and has complied with all statutory and other requirements relative to its business;

(b)	all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Fifth Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement as contemplated hereby have been obtained and will be maintained in full force and effect throughout the Security Period;

(c)	it has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Fifth Supplemental Agreement which constitutes the valid and binding obligations of the Borrower enforceable in accordance with its terms;

(d)	the execution, delivery and performance of this Fifth Supplemental Agreement and all such other documents as contemplated hereby does not and will not during the Security Period constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on the Borrower or on any of its respective property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents) on any of such property or assets;

(e)	it has fully disclosed in writing to the Creditor Parties all facts which it knows or which it should reasonably know and which are material for disclosure to the Creditor Parties in the context of this Fifth Supplemental Agreement and all information furnished by the Borrower or on its behalf relating to its business and affairs in connection with this Fifth Supplemental Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading in any material respect.

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3	AGREEMENT OF THE CREDITOR PARTIES

3.1	The Creditor Parties, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this Fifth Supplemental Agreement, hereby agree with the Borrower subject to and upon the terms and conditions of this Fifth Supplemental Agreement and in particular, but without limitation, subject to and with effect from the fulfillment of the conditions precedent set out in Clause 4, to:

(a)	the sale of the Vessel pursuant to the terms of the MOA and the release of the Mortgage upon receipt of the sale proceeds by the Lenders;

(b)	the application of the net sale proceeds of the Vessel in the sum of US$3,440,250 in reduction of the Loan;

(c)	the conversion of part of the Loan in the amount of US$2,192,375 (together with all accrued but unpaid interest on the Loan, calculated at the time of receipt by the Lenders of the net sale proceeds of the Vessel) into an unsecured PIK Note obligation of the Borrower;

(d)	the write off of the remaining amount of the Loan in the sum of US$2,192,375;

(e)	the application of the remaining minimum liquidity under the Loan Agreement for payment to agreed trade creditors of the Vessel, at the discretion of the Lenders.

3.2	The Borrower confirms that it will continue to remain liable to perform only those of its obligations under the Loan Agreement (as hereby amended) and the Finance Documents (other than the Mortgage, which will be discharged upon the conclusion of the sale of the Vessel) to which it is a party, which will still be applicable following the modifications to the Loan Agreement made or to be made pursuant to this Fifth Supplemental Agreement.

4	CONDITIONS

4.1	The agreement of the Creditor Parties contained in Clause 3.1 of this Fifth Supplemental Agreement shall be subject to the following conditions that the Creditor Parties shall have received in form and substance satisfactory to the Security Trustee on behalf of the Lenders and their legal advisers on or before the signature hereof:

(a)	a certificate of a Director of the Borrower confirming the names and offices of all the Directors and/or Officers of the Borrower, and confirming that the Borrower’s incorporation and constitutional documents have not been altered or amended since 28 May 2015;

(b)	true and complete copies of the resolutions passed at a meeting of the Board of Directors of the Borrower, authorising and approving the execution of this Fifth Supplemental Agreement and any other document or action to which the Borrower is a party, and authorising its appropriate officer or officers or other representatives to execute the same on its behalf;

(c)	the original of any power of attorney issued by the Borrower pursuant to such resolutions aforesaid;

(d)	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Fifth Supplemental Agreement (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Security Trustee deems appropriate;

(e)	a duly executed original of this Fifth Supplemental Agreement;

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(f)	an executed copy of the MOA, together with evidence that the deposit thereunder has been paid by the seller and is held in an escrow account with Watson Farley Williams LLP in London upon terms acceptable to the Lenders;

(g)	such legal opinions as the Security Trustee may require in respect of the matters contained in this Fifth Supplemental Agreement;

(h)	a duly executed confirmation from each Security Party in the form of Schedule 3 hereto, confirming that (notwithstanding the amendments made to the Loan Agreement pursuant to this Agreement) the Finance Documents to which it is a party and its obligations thereunder remain valid and binding; and

(i)	receipt by the Lenders of the expenses referred to in Clause 8.

4.2	The agreement of the Creditor Parties contained in Clause 3.1 (d) of this Fifth Supplemental Agreement shall be further subject to the condition that the Creditor Parties shall receive within forty five (45) days of the date of this Fifth Supplemental Agreement evidence satisfactory to the Agent of the agreement of Commerzbank AG and UniCredit Bank AG, as parties to other loan facilities currently in place with Paragon Shipping Inc. as borrower, that they have agreed to the sale of the vessels which are the subject of those loan facilities and that the terms that relate to the write off of the balance of those loan facilities are not more favourable than those terms provided for in this Fifth Supplemental Agreement. For the avoidance of doubt, should the Borrower fail to produce the above mentioned evidence within the above mentioned time period, then the amount of the Loan in the sum of US$2,192,375 referred to in Clause 3.1 (d) shall be deemed not to have been written off and the Borrower shall instead provide to the Lenders a further unsecured PIK Note in the sum of US$2,192,375 on the same basis and upon the same terms as described in Clause 6 hereof.

4.3	Upon receipt by the Lenders’ lawyer at the closing meeting for the Vessel’s sale of the original of the agreed form Protocol of Delivery and Acceptance duly signed by the seller and the buyer under the MOA in accordance with the release instructions contained in the MT199 Swift instructions sent to the Agent by the buyer’s remitting bank, the Lenders shall immediately provide to the Borrower evidence of the discharge of the Mortgage by way of a certificate of ownership and encumbrances issued by the Marshall Islands Flag Administration (IRI) in Piraeus confirming the Borrower as owner of the Vessel and showing the Vessel free from all registered encumbrances, dated the date of delivery of the Vessel.

5	VARIATIONS TO Loan AGREEMENT

5.1	In consideration of the agreement of the Creditor Parties contained in Clause 3.1 of this Fifth Supplemental Agreement, the Borrower hereby agrees with the Creditor Parties that the provisions of the Loan Agreement shall as of the date on which the conditions precedent set out in Clause 4 have been complied with to the satisfaction of the Creditor Parties be varied and/or amended and/or supplemented as follows:

(a)	by construing all references therein to “this Agreement” where the context admits as being references to “this Agreement as the same is amended and supplemented by the Fifth Supplemental Agreement dated January 2016 and as the same may from time to time be further supplemented and/or amended”; and

(b)	by inserting in clause 1.1 thereof the definitions of “MOA” and “PIK Note” set out in Clause 1.2 hereof.

5.2	The Borrower and/or the Corporate Guarantor and/or the Approved Manager shall be permitted to utilise sums held by the Agent as minimum liquidity under the terms of the Loan Agreement in payment of agreed trade creditors of the Vessel. Any such payments shall be agreed with the Lenders in advance and applied strictly in accordance with the terms of such agreement.

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5.3	For the avoidance of doubt, the provisions of Clauses 12.5 (minimum balance), 12.7 (financial covenants) and 12.8 (compliance check) of the Loan Agreement shall no longer apply following receipt by the Lenders of the net sale proceeds of the Vessel and the issue by the Borrower of the PIK Note pursuant to the terms of Clause 6 of this Fifth Supplemental Agreement.

6	UNSECURED PIK NOTE

6.1	Following receipt by the Lenders of the net sale proceeds of the Vessel in the sum of US$3,440,250 and application of this amount against the outstanding amount of the Loan, the remaining balance of the Loan shall be US$4,384,750 (the “Remaining Balance”) plus all accrued interest thereon. Fifty per cent (50%) of the Remaining Balance, together with all accrued but unpaid interest on the Loan (calculated at the time of receipt by the Lenders of the net sale proceeds of the Vessel), shall be converted into an unsecured PIK Note (the “PIK Note”) upon the terms and conditions set out in Clause 6.2 and the other fifty percent (50%) of the Remaining Balance shall be written off by the Lenders.

6.2	The terms of the PIK Note shall be as follows:

(a)	the principal amount of the PIK Note shall be $2,192,375 together with all accrued but unpaid interest on the Loan, calculated as at the time of receipt by the Lenders of the net sale proceeds of the Vessel on the basis described in Clause 6.2 (d) hereof;

(b)	the noteholder shall be The Governor and Company of the Bank of Ireland as Security Trustee under the Loan Agreement and the Borrower shall register the noteholder in the register of noteholders to be maintained by the Borrower;

(c)	the PIK Note shall be non-amortizing and shall have a maturity date of 31 December 2020 (the “Maturity Date”) at which time it shall be repaid at par;

(d)	interest on the PIK Note shall accrue on a quarterly basis at an interest rate equal to the aggregate of the Margin and LIBOR, and shall be treated as Payment-In-Kind;

(e)	the PIK Note shall be unsecured, shall rank pari passu with any other senior unsecured obligations of the Borrower and shall rank senior to the common shares of the Borrower;

(f)	no application will be made to any stock exchange for the listing of, or for permission to deal in, the PIK Note;

(g)	the Borrower shall issue a duly executed certificate for the PIK Note substantially in the form of Schedule 4 in favour of The Governor and Company of the Bank of Ireland as noteholder (in its capacity as Security Trustee under the Loan Agreement);

(h)	the Borrower shall be entitled, upon giving not less than 30 days prior written notice to the noteholder, to redeem partially or wholly at par the PIK Note and on expiry of the notice the PIK Note shall be so redeemed;

(i)	the Borrower shall have the right to convert the PIK Note into common shares of the Borrower partially or wholly at any time until the Maturity Date, at the option of the Borrower, such conversion to be based upon the twenty (20) day average closing price of the Borrower’s shares immediately prior to the conversion date, provided always that at the time of such conversion the Borrower shall be listed on the NASDAQ exchange (or another exchange approved by the noteholder) and shall be in compliance with the terms of such exchange;

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(j)	the PIK Note shall be transferable in whole but not in part by the noteholder by an instrument in writing signed by or on behalf of the transferor, which transfer shall be registered by the Company in the register of noteholders, upon receipt of a copy of the instrument of transfer, provided always that, in the event of a proposed transfer to a company outside of the Bank of Ireland Group (the “transferee”), the Borrower shall have the right to offer to the noteholder not less favourable terms than those offered by the transferee or to redeem the PIK Note at par, such right to be exercised and completed within ten (10) days of the date of notification of proposed transfer by the noteholder to the Borrower;

(k)	the PIK Note shall be treated as a continuing obligation of the Borrower in any formal restructuring process;

(l)	the PIK Note shall become immediately repayable at par upon the occurrence of any of the events or circumstances set out in Clause 19.1 (g) and/or Clause 19.1 (h) of the Loan Agreement (provided the same are continuing, but without prejudice to the Borrower’s right of conversion under Clause 6.2 (i) which shall remain unaffected) and there will be no other covenants, defaults or early redemption events with respect to the PIK Note;

(m)	the PIK Note and the certificate (and any non-contractual obligations connected with them) shall be governed by and construed in accordance with English law.

6.3	For the avoidance of doubt, the provisions of Clause 8 of the Loan Agreement with regard to repayment and prepayment of the Loan shall be superceded by the provisions of Clause 6 of this Fifth Supplemental Agreement and the final Repayment Date of the Loan shall be the Maturity Date.

7	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS

7.1	Save for the alterations to the Loan Agreement made or to be made pursuant to this Fifth Supplemental Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Fifth Supplemental Agreement, the Loan Agreement shall remain in full force and effect and the security constituted by the Finance Documents (other than the Mortgage, following discharge of the same) shall continue and remain valid and enforceable in all respects.

8	EXPENSES

8.1	The Borrower agrees to pay to the Creditor Parties upon demand and from time to time all costs, charges and expenses (including legal fees and VAT, if applicable) incurred by the Creditor Parties in connection with the preparation, negotiation, execution and (if required) registration of, or preservation of rights under or the enforcement or attempted enforcement of, the Loan Agreement, the Finance Documents, this Fifth Supplemental Agreement (including the PIK Note and the certificate) or otherwise in connection with the Loan or any part thereof.

9	NOTICES

9.1	The provisions of clause 28 (Notices) of the Loan Agreement shall apply to this Fifth Supplemental Agreement as if the same were set out herein in full.

10	APPLICABLE LAW

10.1	This Fifth Supplemental Agreement (and any non contractual obligations connected with it) shall be governed by and construed in accordance with English law.

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10.2	Subject to Clause 10.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Fifth Supplemental Agreement.

10.3	Clause 10.2 is for the exclusive benefit of the Creditor Parties which reserve the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Fifth Supplemental Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Fifth Supplemental Agreement.

10.4	The Borrower irrevocably appoints Hill Dickinson Services (London) Limited at its office for the time being, presently at The Broadgate Tower 20, Primrose Street, London EC2A 2EW, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Fifth Supplemental Agreement.

10.5	Nothing in this Clause 10 shall exclude or limit any right which the Creditor Parties may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.6	In this Clause 10, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

11	third party rights

11.1	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Fifth Supplemental Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Fifth Supplemental Agreement to be duly executed and delivered as a deed on the day and year first above written.

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EXECUTION PAGES

BORROWER

SIGNED and DELIVERED	)
as a DEED	)
by	)
)
for and on behalf of	)
PARAGON SHIPPING INC.	)
in the presence of:	)

LENDERS

SIGNED and DELIVERED	)
as a DEED	)
by	)
)
for and on behalf of	)
THE GOVERNOR AND	)
COMPANY OF THE BANK OF	)
IRELAND	)
in the presence of:	)

ARRANGER

SIGNED and DELIVERED	)
as a DEED	)
by	)
)
for and on behalf of	)
THE GOVERNOR AND	)
COMPANY OF THE BANK OF	)
IRELAND	)
in the presence of:	)

AGENT

SIGNED and DELIVERED	)
as a DEED	)
by	)
)
for and on behalf of	)
THE GOVERNOR AND	)
COMPANY OF THE BANK OF	)
IRELAND	)
in the presence of:	)

8

SECURITY TRUSTEE

SIGNED and DELIVERED	)
as a DEED	)
by	)
)
for and on behalf of	)
THE GOVERNOR AND	)
COMPANY OF THE BANK OF	)
IRELAND	)
in the presence of:	)

9

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment

The Governor and Company of the Bank of Ireland	Head Office 40 Mespil Road Dublin 4 Ireland	$30,000,000 (originally)

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SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office

The Governor and Company	Colvill House
of the Bank of Ireland	Talbot Street
Dublin 1
Ireland

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Schedule 3

Form of Confirmation

[                       ] 2016

We hereby confirm and acknowledge we have read and understood the terms and conditions of the Fifth Supplemental Agreement dated [      ] January 2016 (the “Fifth Supplemental Agreement”) to the Loan Agreement dated 30 March 2009 as amended by a first supplemental agreement dated 23 March 2010, three side letters dated 23 December 2011, 27 September 2012 and 25 July 2014 respectively, a second supplemental agreement dated 28 November 2012, a third supplemental agreement dated 30 September 2014 and a fourth supplemental agreement dated 28 May 2015 (together, the “Loan Agreement”) made between (i) Paragon Shipping Inc. as borrower (the “Borrower”), (ii) the banks and financial institutions listed in schedule 1 therein as lenders, (iii) the banks and financial institutions listed in schedule 2 therein as swap banks and (iv) The Governor and Company of the Bank of Ireland as arranger, agent and security trustee, and agree in all respects to the same and confirm that the Finance Documents (as defined in the Loan Agreement) to which we are a party (other than the Mortgage, following discharge of the same) shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement (as amended by the Fifth Supplemental Agreement).

[ ]

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Schedule 4

Form of PIK NOTE CERTIFICATE

PARAGON SHIPPING INC.

(the “Corporation”)

(Incorporated under Laws of the Marshall Islands)

Nominal Amount of PIK Note

Certificate

No. 1                               $[2,192,375 plus all accrued but unpaid interest on the Loan]

ISSUE of Unsecured PIK Note dated [    ] January 2016.

Created and issued pursuant to the Corporation’s Articles of Association and a Resolution of its Board of Directors passed on 23 December 2015.

THIS IS TO CERTIFY that THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND of Head Office, 40 Mespil Road, Dublin 4, Ireland is the registered holder of US$[2,192,375 plus all accrued but unpaid interest on the Loan] of the Unsecured PIK Note, which Note is constituted by an agreement supplemental to a Loan Agreement dated 30 March 2009 (as amended, the “Agreement”) entered into by the Corporation on and dated [__] January 2016 and is issued subject to the provisions contained in that Agreement.

Interest shall accrue on a quarterly basis at the rate of two point five zero per cent (2.50%) per annum over LIBOR and shall be treated as Payment-In-Kind.

No transfer of any part of the PIK Note represented by this Certificate will be registered unless accompanied by this Certificate. The PIK Note is redeemable in accordance with the terms and conditions contained in the Agreement a copy of which is available from the Corporation.

The date of maturity of the PIK Note is 31 December 2020.

EXECUTED and DELIVERED	)
as a DEED	)
by	)
)
for and on behalf of	)
PARAGON SHIPPING INC.	)
in the presence of:	)

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